Exhibit 99.l

Omeros Corporation Receives $200 Million Milestone Payment from Rayner Surgical

– OMIDRIA®-Related Payment Expected to Provide Operating Capital into at Least 2025 –

SEATTLE, WA – February 6, 2023 – Omeros Corporation (Nasdaq: OMER) today announced that Rayner Surgical, Inc. (“Rayner”) has paid the $200 million milestone payment due to Omeros under the Asset Purchase Agreement, dated December 1, 2021 (the “Agreement”), pursuant to which Omeros sold its ophthalmology product OMIDRIA® to Rayner in December of 2021.

The Milestone Event, as defined in the Agreement, occurred in late December 2022, entitling Omeros to receive the milestone payment of $200 million within 30 days thereafter. Full payment owed by Rayner – the milestone payment and accrued interest – was received on February 3, 2023.

Rayner will continue to pay Omeros royalties on both U.S. and ex-U.S. net sales of OMIDRIA. Per the terms of the Agreement, the royalty rate applicable to U.S. net sales of OMIDRIA decreased from 50 percent to 30 percent of U.S. net sales following achievement of the Milestone Event. Rayner is also obligated to pay a royalty of 15 percent on ex-U.S. sales of OMIDRIA on a country-by-country basis.

U.S. net sales of OMIDRIA in 2022 totaled $131 million. OMIDRIA sales are forecast to continue growing, in part as a result of the Consolidated Appropriations Act (CAA) of 2023, which expressly provides for separate payment of non-opioid pain management drugs, like OMIDRIA, in the outpatient surgery setting until January 1, 2028.

“Omeros ended 2022 with approximately $195 million available for operations. The addition of the $200 million milestone payment from Rayner is expected to provide funding for Omeros’ operations across our pipeline well into at least 2025,” said Gregory A. Demopulos, M.D., Omeros’ chairman and chief executive officer. “In addition, the recently enacted CAA secures long-term separate payment for OMIDRIA in both ambulatory surgery centers and hospital outpatient departments, and we look forward to continued participation in OMIDRIA’s growth through our ongoing royalty stream.”

Omeros intends to use the proceeds received from Rayner, together with its existing cash as well as cash equivalents and short-term investments, for general corporate purposes, including clinical and pre-clinical studies, manufacturing, commercialization efforts, retiring outstanding convertible notes, acquisitions or investments in businesses, products or technologies that are complementary to our own, and other capital expenditures.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders including complement-mediated diseases, cancers, and addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application pending before FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA). Narsoplimab is also in multiple late-stage clinical development programs focused on other complement-mediated disorders, including IgA nephropathy, COVID-19, and atypical hemolytic uremic syndrome. Omeros’ long-acting MASP-2 inhibitor OMS1029 is currently in a Phase 1 clinical trial. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is advancing in clinical programs for paroxysmal nocturnal hemoglobinuria (PNH), complement 3 (C3) glomerulopathy and one or more related indications. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the duration and expected future growth in royalty-generating sales of OMIDRIA, estimates of capital required for current and future operations and anticipated uses of the milestone payment proceeds, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unanticipated or unexpected outcomes of regulatory processes in relevant jurisdictions, unproven preclinical and clinical development activities, financial condition and results of operations, regulatory processes and oversight, challenges associated with manufacture or supply of our investigational or clinical products, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com